Exhibit 99.1

December 10, 2013

Mr. Mark Loughridge

c/o IBM Corporation

New Orchard Road

Armonk, New York 10504

Dear Mark:

Your retirement from International Business Machines Corporation (“IBM” or “Company”) comes with much admiration and appreciation for your 36 years of distinguished service to IBM.  In recognition of your wishes, you will retire from the Company effective December 31, 2013 (“Retirement Date”).  As is the case with all retirees, any benefits payable to you in connection with your retirement will be paid or made available in accordance with the applicable terms of the IBM employee benefit plans in which you participate.  As with all employees and retirees, the Company maintains its right to amend, modify or terminate its benefit plans and programs at any time and from time to time or to change its interpretation of such benefit plans and programs.

This letter describes the terms of any consulting services you may provide to IBM after your Retirement Date.

Consulting Services

After your Retirement Date for a period of three months the Company may request, from time to time, that you provide consulting services to the Company, which services must be approved in advance by the Company’s Chairman, President and Chief Executive Officer (“Services”).  Any Services you provide will be as an independent contractor of the Company.

If you provide Services, the following terms shall govern:

•                  The fee for such Services will be $7,000 per day for each day on which you provide four or more hours of Services and $3,500 per day for each day that you provide less than four hours of Services;

•                  The Company shall reimburse you for any reasonable actual travel and other expenses incurred in connection with providing the Services; and

•                  The provision of Services by you shall not exceed 20% of the average level of services performed by you over the 36-month period immediately prior to your Retirement Date.  Further, it is intended by the parties that the provision of Services shall not further delay any payment to which you are entitled under an IBM employee benefit plan or agreement.

  * * * * *

If you agree with the foregoing, please sign and date the enclosed copy of this letter in the space indicated below.

Sincerely,

/s/ Diane J. Gherson
Diane J. Gherson
Senior Vice President, Human Resources

Accepted by and Agreed to:

/s/ Mark Loughridge
Mark Loughridge

December 10, 2013
Date